EXHIBIT 5

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-4497

Telephone: 414-277-5000

Fax: 414-271-3552

August 28, 2003

Apogent Technologies Inc.

30 Penhallow Street

Portsmouth, New Hampshire 03801

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Apogent Technologies Inc. (the “Company”) and certain of its subsidiaries (the “Guarantors”) on Form S-4, as amended (the “Registration Statement”), filed under the Securities Act of 1933 (File No. 333-107078). The Registration Statement relates to the proposed exchange offer by the Company of up to $250 million aggregate principal amount of Series B 6½% Senior Subordinated Notes (the “Exchange Notes”) for the Company’s outstanding 6½% Senior Subordinated Notes (the “Original Notes,” and together with the “Exchange Notes,” the “Notes”) in the same principal amount, all in the manner set forth in the Registration Statement and in the Prospectus constituting a part thereof (the “Prospectus”). Capitalized terms not otherwise defined herein have the same meaning assigned to them in the Prospectus.

We are outside counsel to the Company. In such capacity, we have examined copies of (a) the Registration Statement, including the Prospectus, (b) the Indenture, dated June 2, 2003, between the Company, the Guarantors and The Bank of New York, as Trustee, providing for the Notes and the Guarantees (the “Indenture”),  (c) corporate proceedings of the Company and the Guarantors relating to the Registration Statement, the Indenture and the transactions contemplated thereby and (d) such other documents, and such matters of law, as we have deemed necessary as a basis for the opinions expressed below.

Based upon the foregoing, we are of the opinion that:

1.    The Exchange Notes have been duly authorized by the Company and when executed, issued and authenticated in accordance with the terms of the Indenture and delivered in exchange for Original Notes as contemplated by the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture.

2.    The Guarantees have been duly authorized by the Guarantors and when the Guarantees have been duly endorsed on the Exchange Notes in accordance with the terms of the

Apogent Technologies Inc.

August 28, 2003

Indenture and the Exchange Notes have been delivered in exchange for Original Notes as contemplated by the Registration Statement and the Prospectus, the Guarantees will constitute valid and binding obligations of the Guarantors, entitled to the benefits of the Indenture.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP